Exhibit 99.2

IMPLANT SCIENCES CORPORATION

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

The Board of Directors of Implant Sciences Corporation (the “Company”) hereby establishes the Nominating and Corporate Governance Committee of the Board of Directors with the following purposes, authority, powers, duties and responsibilities:

1.             Members. The Board of Directors shall appoint a Nominating and Corporate Governance Committee of at least two “independent” directors of the Board and shall designate one member as chairperson.  “Independent director” means a director who meets the definition of “independence” under the rules and regulations of the Securities and Exchange Commission and the American Stock Exchange, as determined by the Board of Directors.  Each member of the Nomination and Corporate Governance Committee shall be subject to annual reconfirmation and may be removed by the Board of Directors at any time.

2.             Purposes, Duties and Responsibilities. The Nominating and Corporate Governance Committee assists the Board of Directors in identifying, screening and recommending qualified candidates to serve as directors of the Company and in maintaining oversight of the Board of Directors’ operations and effectiveness. Specifically, the Nominating and Corporate Governance Committee will:

(a)           Recommend to the Board candidates for election or reelection to the Board at each Annual Meeting of Shareholders of the Company.

(b)           Recommend to the Board candidates for election by the Board to fill vacancies occurring on the Board.

(c)           Establish policies and procedures by which shareholders may nominate candidates for election as directors.

(d)           Consider shareholders’ nominees.

(e)           Make recommendations to the Board concerning the selection criteria to be used by the Committee in seeking nominees for election to the Board.

(f)            Aid in attracting qualified candidates to serve on the Board.

(g)           Make recommendations to the Board concerning the structure, composition and functioning of the Board and all Board committees.

(h)           Review Board meeting procedures, including the appropriateness and adequacy of the information supplied to directors prior to and during Board meetings.

(i)            Review and recommend retirement policies for directors.

(j)            Review any outside directorships in other public companies held by senior company officials.

(k)           Periodically receive and consider recommendations from the CEO regarding succession at the CEO and other senior officer levels.

(l)            Make reports and recommendations to the Board of Directors within the scope of its functions.

(m)          Review the Nominating and Corporate Governance Committee Charter from time to time and recommend any changes thereto to the Board.

(n)           Prepare a statement each year concerning compliance by the Nominating and Corporate Governance Committee with the Nominating and Corporate Governance Committee Charter for inclusion in the Company’s proxy statement.

3.             Meetings. The Nominating and Corporate Governance Committee will meet as often as it deems necessary or appropriate, in its judgment, either in person or telephonically, and as such times and places as the Committee determines. The majority of the members of the Nominating and Corporate Governance Committee constitute a quorum and shall be empowered to act on behalf of the Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee may, from time to time, delegate authority to subcommittees consisting of one or more members as it shall deem appropriate, subject to such reporting to or ratification by the Nominating and Corporate Governance Committee as the Nominating and Corporate Governance Committee shall direct.  Minutes shall be kept of each meeting of the Nominating and Corporate Governance Committee and any subcommittees thereof.